EXHIBIT 10.17

EXECUTION COPY

PURCHASE AGREEMENT

among

BC HOLDING III CORPORATION,

ONSLOW HOLDINGS, LLC

and

INFONXX, INC.

August 30, 2006

i

(continued)

(continued)

(continued)

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”) is dated as of August 30, 2006 and is entered into by and among BC HOLDING III CORPORATION, a Delaware corporation (“BC Holding”), ONSLOW HOLDINGS, LLC, a California limited liability company (“Onslow,” and together with BC Holding, the “Sellers”), on the one hand, and INFONXX, INC., a Delaware corporation (the “Buyer”), on the other hand.

WHEREAS, BC Holding owns all of the outstanding Class A limited liability company interests of the Company (the “Class A Interests”);

WHEREAS, Onslow owns all of the outstanding Class B limited liability company interests of the Company (the “Class B Interests,” and together with the Class A Interests, the “Interests”);

WHEREAS, there are no equity interests in the Company other than the Interests;

WHEREAS, the Buyer desires to acquire all of the Interests from the Sellers, and the Sellers desire to sell all of their Interests in the Company; and

WHEREAS, the capitalized terms used herein shall have the meanings ascribed to such terms in Annex A attached hereto.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and such other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE I

PURCHASE AND SALE OF INTERESTS

1.1 Purchase and Sale of Interests. Subject to the terms and conditions of this Agreement, at the Closing, each of the Sellers shall transfer and deliver to the Buyer, and the Buyer shall purchase and accept from each of the Sellers, all of the right, title and interest of the applicable Seller, as of the Closing Date, in and to the Class A Interests and the Class B Interests owned by the applicable Seller.

1.2 Consideration.

(a) The purchase price for the Interests (the “Purchase Price”) shall equal Forty-Nine Million Eight Hundred Thousand Dollars ($49,800,000), as adjusted pursuant to Section 1.3.

(b) At the Closing, the Buyer shall pay the Sellers an amount equal to the Purchase Price less the Bank Debt, the Participation Plan Payments under Section 1.2(d) and the Escrow Amount, and as adjusted pursuant to Section 1.3(a) (the “Closing Consideration”), by a

wire transfer of immediately available funds to accounts designated by the Sellers at least three (3) business days before the Closing as follows:

(i) In respect of the Class A Interests, BC Holding shall receive an amount in cash equal to the product of 51% and the Closing Consideration (the “Class A Interest Closing Consideration”); and

(ii) In respect of the Class B Interests, Onslow shall receive an amount in cash equal to the product of 49% and the Closing Consideration (the “Class B Interest Closing Consideration”).

(c) At the Closing, the Bank Debt outstanding on the Closing Date will be fully repaid by the Buyer on behalf of the Company and the Subsidiary. In order to facilitate such repayment, no less than two (2) business days prior to the Closing, the Sellers shall cause the Company to obtain a payoff letter for the Bank Debt, in a form reasonably satisfactory to the Buyer. At the Closing, the Buyer will repay on behalf of the Company and the Subsidiary the Bank Debt by wire transfer of immediately available funds pursuant to and in accordance with the terms of the payoff letter.

(d) At the Closing, the Buyer will deposit by wire transfer of immediately available funds in an amount that the Sellers will notify the Buyer of at least two (2) business days prior to the Closing to an account of the Company designated by the Sellers at least three (3) business days prior to the Closing (the “Participation Plan Payments”), such funds to be used by the Company and the Subsidiary to pay as of the Closing a portion of the obligations and liabilities of the Company and the Subsidiary under the Company’s 2005 Participation Plan (the “Participation Plan”). Such deposit by the Buyer shall be evidenced by a written demand loan from the Buyer to the Company.

(e) At the Closing, the Buyer shall deposit Four Million Nine Hundred Eighty Thousand Dollars ($4,980,000) (the “Escrow Amount”) with the Escrow Agent by a wire transfer of immediately available funds to be held in accordance with the terms and conditions of Section 7.12 and the Escrow Agreement, which Escrow Amount shall be segregated into two separate sub-accounts as follows:

(i) An amount equal to Two Million Five Hundred Thirty Nine Thousand Eight Hundred Dollars ($2,539,800) (the “BC Holding Escrow Amount”) shall be held to satisfy BC Holding’s indemnification obligations pursuant to Section 7.2 and Purchase Price adjustments up to $200,000 pursuant to Section 1.3(d); and

(ii) An amount equal to Two Million Four Hundred Forty Thousand Two Hundred Dollars ($2,440,200) (the “Onslow Escrow Amount”) shall be held to satisfy Onslow’s indemnification obligations pursuant to Section 7.2 and Purchase Price adjustments up to $200,000 pursuant to Section 1.3(d).

The Escrow Amount, together with any accrued interest thereon, shall be released to the Buyer or the Sellers, as the case may be, in accordance with the terms of Section 7.12 and the Escrow Agreement.

1.3 Purchase Price Adjustment.

(a) Net Debt. No later than three (3) business days prior to the anticipated Closing Date, the Sellers shall prepare and deliver to Buyer a written statement setting forth the Sellers’ good faith estimate of Net Debt as of the Closing Date. If the Net Debt as agreed by the parties (the “Estimated Net Debt”) is greater than zero, the Closing Consideration shall be decreased by the amount by which the Estimated Net Debt is greater than zero. If the Estimated Net Debt is less than zero, the Closing Consideration shall be increased by the amount by which the Estimated Net Debt is less than zero. For purposes of the Estimated Net Debt calculation Bank Debt shall be zero.

(b) Buyer’s Statement; the Sellers’ Review. No later than forty-five (45) days following the Closing Date, the Buyer shall prepare and deliver to the Sellers a statement of the Net Working Capital and Net Debt as of the Closing Date (“Buyer’s Statement”), which shall be prepared in accordance with U.S. generally accepted accounting principles, consistently applied and consistent with the Company’s previously prepared financial statements (“GAAP”). The Sellers shall have a period of forty-five (45) days from the receipt of Buyer’s Statement (the “Review Period”) to review Buyer’s Statement. During the Review Period, the Buyer shall make available to the Sellers such accounting records of the Company and the Subsidiary as may be relevant to the Sellers’ review of Buyer’s Statement. If as a result of such review, the Sellers disagree with Buyer’s Statement, the Sellers shall deliver to the Buyer a written notice of disagreement (a “Dispute Notice”) prior to the expiration of the Review Period, specifying in reasonable detail the nature and amount of such disagreement and including the Sellers’ determination of the Net Working Capital and Net Debt as of the Closing Date. If the Sellers agree with Buyer’s Statement, the Sellers shall deliver a written statement to the Buyer within the Review Period accepting Buyer’s Statement (an “Acceptance Notice”), in which case Buyer’s Statement shall be final and binding, effective as of the date on which the Buyer receives the Acceptance Notice. If the Sellers do not deliver a Dispute Notice or an Acceptance Notice within the Review Period, then Buyer’s Statement shall be final and binding, effective as of the first business day after the expiration of the Review Period.

(c) Resolution of Disputes. If the Sellers deliver a Dispute Notice to the Buyer in a timely manner, then the Buyer and the Sellers shall attempt in good faith to resolve such dispute within fifteen (15) days from the date of the Dispute Notice (or such longer period as the parties may mutually agree). If the Buyer and the Sellers cannot reach agreement within such fifteen (15) day period (or such longer period as they may mutually agree), then the Buyer and the Sellers shall promptly refer the specific items in dispute to PriceWaterhouseCoopers (the “Independent Auditor”) for binding resolution. The Independent Auditor shall work to resolve such dispute promptly and, to the extent practicable, within thirty (30) days from the date the dispute is submitted to the Independent Auditor. The Independent Auditor shall act based solely on the presentations of the Buyer and the Sellers and not by independent review. Any item not specifically referred to the Independent Auditor for evaluation shall be deemed final and binding on the parties. The Independent Auditor shall deliver to the Buyer and the Sellers a written opinion setting forth the final determination of the Net Working Capital and Net Debt as of the Closing Date calculated in accordance with the provisions of this Agreement, which shall not be more than as set forth in the Dispute Notice nor less than as set forth in Buyer’s Statement. The determination of the Independent Auditor shall be final and binding, effective as of the date the

Independent Auditor’s written opinion is received by the Buyer and the Sellers. The fees, costs and expenses of the Independent Auditor shall be borne 50% by the Buyer and 50% by the Sellers.

(d) Final Settlement.

(i) If the Final Net Working Capital is less than the Target Amount, then a payment of such difference shall be made to the Buyer. The Sellers shall, within five (5) business days from the effective date of such final determination, pay to the Buyer the amount of the difference, such payment to be made (i) from the Escrow Account if the payment is less than or equal to $200,000 (together with any payments made from the Escrow Account pursuant to Section 1.3(d)(ii)), or (ii) otherwise, directly by Sellers by wire transfer of immediately available funds to such bank account as the Buyer may designate (or in the absence of any such designation, by corporate check mailed to the Buyer). If the Final Net Working Capital is greater than the Target Amount, then the Buyer shall, within five (5) business days from the date of such final determination, pay to the Sellers the amount of such difference, such payment to be made by wire transfer of immediately available funds to such bank account(s) as the Sellers may designate.

(ii) If the Final Net Debt is greater than the Estimated Net Debt, then a payment of such difference shall be made to the Buyer. The Sellers shall, within five (5) business days from the effective date of such final determination, pay to the Buyer the amount of the difference, such payment to be made (i) from the Escrow Account if the payment is less than or equal to $200,000 (together with any payments made from the Escrow Account pursuant to Section 1.3(d)(i)), or (ii) otherwise, directly by Sellers by wire transfer of immediately available funds to such bank account as the Buyer may designate (or in the absence of any such designation, by corporate check mailed to the Buyer). If the Final Net Debt is less than the Estimated Net Debt, then the Buyer shall, within five (5) business days from the date of such final determination, pay to the Sellers the amount of such difference, such payment to be made by wire transfer of immediately available funds to such bank account(s) as the Sellers may designate.

(iii) All obligations of the Sellers under this Section 1.3 shall be borne by each Seller as follows: 51% by BC Holding and 49% by Onslow.

(iv) The Buyer shall cooperate with the Sellers in providing joint written instructions to the Escrow Agent to make any payments from the Escrow Account that is permitted under this Section 1.3(d).

(e) Any payments made pursuant to this Section 1.3 shall be consistently treated as adjustments to the Purchase Price.

1.4 Closing. The closing for the sale of the Interests (the “Closing”) will be held at the offices of Bingham McCutchen LLP, 355 South Grand Avenue, Los Angeles, California 90071, at 10:00 a.m. local time on the second (2nd) business day following the satisfaction and/or waiver of the final condition to the Closing or on such other date as mutually agreed upon by the parties (the “Closing Date”).

1.5 Assets and Liabilities.

(a) All obligations and liabilities of the Company and the Subsidiary under the Participation Plan not paid at Closing by the Company and the Subsidiary pursuant to Section 1.2(d) will be excluded liabilities and will be assigned to and assumed by the Sellers or an Affiliate thereof (other than the Company or the Subsidiary) as of the Closing. No later than ten (10) business days prior to the date on which the Sellers are required to make any payment under the Participation Plan after the Closing Date, the Sellers shall provide written notice to the Buyer identifying (i) the persons to whom such payments are to be made and (ii) the anticipated payment date. No later than two business days prior to the proposed payment date, the Sellers shall transmit to the Buyer (or to the Company or a Subsidiary, as the Buyer may request) the aggregate amount of the payments to be paid plus any incremental Company owed payroll Taxes, together with a final list of the persons to whom such payments are to be made and the amounts of each such payment, and the Buyer shall pay, or shall cause the Company or the Subsidiary to pay each such payment on the designated payment date. To the extent permitted by applicable Tax laws, the Sellers and the Buyer shall treat all payments contemplated by this Section 1.5(a) as compensation paid by the Sellers for all Tax purposes, and the Buyer (or the Company or the Subsidiary making such payments) shall be treated as a paying agent for the Sellers.

(b) At or prior to the Closing, the Sellers shall cause the Company to assign to BC Holding 51% and to Onslow 49% of the responsibility for the earn-out, if any, (and any liabilities associated therewith) under that certain equity purchase agreement, dated December 31, 2004, by and among J-Telecom Interest, Inc., EAS Call Centres, Inc. and the predecessor entity to the Company. The Sellers agree that they will make any earn-out payments due under such agreement after the Closing and, if the Buyer in any way becomes liable for such payments, the Buyer may seek indemnification for such payments pursuant to Article VII hereto.

(c) Notwithstanding the Seller’s obligations under this Section 1.5 or otherwise, at the Closing, the Buyer shall assume, or otherwise cause the Company or the Subsidiary on a post-Closing basis to pay, any severance obligations due under any employment, severance or other such agreement entered into by the Company or the Subsidiary, and neither Seller shall have any responsibility or obligation with respect thereto.

1.6 Prime Therapeutics Contract. If, between the date of this Agreement and the date that is 18 months after the Closing Date, the Buyer, the Company or an Affiliate of the Buyer or the Company has not entered into a services contract with Prime Therapeutics LLC in which the contract framework is consistent (within 20%) with the service volumes provided by the Company in the second quarter of 2006, BC Holding shall pay to the Buyer $1,530,000 and Onslow shall pay to the Buyer $1,470,000 within ten (10) business days of the date that is 18 months after the Closing Date. Such payments shall be made by wire transfer of immediately available funds to such bank account as the Buyer may designate (or in the absence of any such designation, by corporate check mailed to the Buyer). The Buyer shall, and shall cause the Company to, after the Closing Date, act in good faith and use reasonable best efforts to enter into a contract with Prime Therapeutics LLC by the date that is 18 months after the Closing Date if such contract has not been entered into as of the Closing Date. The Buyer agrees that such service contract is not required to have any guaranteed minimum volume, “take or pay” or similar provisions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant severally, but not jointly, to the Buyer as follows; provided, however, that BC Holding shall be solely responsible for the representations and warranties made in Section 2.28 and Onslow shall be solely responsible for the representations and warranties made in Section 2.29:

2.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly registered to transact business and is in good standing in every jurisdiction in which the character of the Business makes such registration necessary, except for where the failure to be so qualified would not have a Material Adverse Effect. The Company has all necessary power and authority to carry on the Business as it is now being conducted. The Subsidiary is duly organized, validly existing and in good standing under the laws of the province in which the Subsidiary was organized, formed or incorporated, as applicable. The Subsidiary is duly qualified to transact business and is in good standing in every jurisdiction in which the character of the Business makes such qualification necessary, except for where the failure to be so qualified would not have a Material Adverse Effect. The Subsidiary has all necessary power and authority to carry on the Business as it is now conducted. Schedule 2.1 lists every entity in which the Company has any equity or ownership interest.

2.2 [INTENTIONALLY OMITTED]

2.3 No Violations. Except as set forth on Schedule 2.3, the consummation of the transactions contemplated hereby will not (a) violate any provision of the certificate of formation, limited liability company agreement, certificate of incorporation or the bylaws, as applicable, of the Company or the Subsidiary, (b) violate in any material respect any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority relating to the Business applicable to the Company or the Subsidiary, or (c) give rise to a declaration or imposition of any Lien other than Permitted Liens upon any of the assets of the Company or the Subsidiary.

2.4 Capitalization. The Interests are all of the membership interests of the Company. The authorized and issued and outstanding shares of capital stock of the Subsidiary are as set forth on Schedule 2.4. All issued and outstanding shares of capital stock of Subsidiary have been duly authorized and are validly issued, fully paid and non assessable. There are no outstanding options, warrants, rights to subscribe to, or securities or rights convertible into, units or shares or evidencing ownership of the membership interests of the Company or the Subsidiary’s capital stock or contracts, commitments, understandings, or arrangements by which the Company or the Subsidiary is bound to issue additional shares of capital stock, in the case of the Subsidiary, or any membership interests or certificates evidencing ownership of membership interests, in the case of the Company, or otherwise entitling any Person to consideration in respect of the sale of any equity interests of the Company. There are no voting trusts, proxies or similar voting arrangements with respect to the Company’s membership interests or the capital stock of the Subsidiary.

2.5 Financial Statements. The Company has delivered to the Buyer true and complete copies of its (i) audited consolidated balance sheet as of December 31, 2005 and consolidated income statement for the fiscal year ended December 31, 2005 and (ii) unaudited consolidated balance sheet as of July 31, 2006 and consolidated income statement for the seven (7) months ended July 31, 2006 (collectively, the “Financial Statements”). The Financial Statements were (i) prepared from the books and records of the Company and the Subsidiary, if applicable, (ii) have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnote disclosure and normally recurring adjustments made at year end that are not material either individually or in the aggregate) and (iii) fairly present in all material respects the financial position and results of operations of the Company and the Subsidiary, if applicable, as of and for the periods then ended. The Subsidiary has gross assets, calculated in accordance with GAAP, of less than CDN$5 million.

2.6 Absence of Certain Changes. Except as set forth on Schedule 2.6, and except for the matters specifically contemplated under this Agreement, since December 31, 2005 there has not been, as of the date of this Agreement:

(a) Any declaration, setting aside or payment of any dividend or distribution in the form of assets or property (other than cash or cash equivalents) with respect to the equity of the Company or the Subsidiary (including repurchases thereof);

(b) Any material sale of properties or assets of the Business;

(c) Any event having had, individually or in the aggregate, a Material Adverse Effect;

(d) Except in the ordinary course of business, any incurrence, assumption or guaranty of any indebtedness by the Company or the Subsidiary;

(e) Any subjection to liens, pledges, claims, mortgages, conditional sales or other title retention agreements, easements, options, security interests, encumbrances, charges, restrictions or liabilities (collectively, “Liens”) other than Permitted Liens of any kind on any of the assets of the Company or the Subsidiary;

(f) Any material alteration in the manner of keeping the books, accounts or records of the Business or in the accounting practices of the Company or the Subsidiary;

(g) Any increase in the compensation or fringe benefits of any present or former directors, officers, employees or independent contractors of the Company or the Subsidiary, except for increases in the ordinary course of business or as required by law or any existing agreement;

(h) The granting of, or adoption, amendment, modification or termination of, any Benefit Plan or of any bonus, incentive, severance, termination pay, loan, or other plan,

contract or commitment to, or for the benefit of, any present or former directors, officers, employees or independent contractors of the Company, except in the ordinary course of business consistent with past practice or in accordance with plans or arrangements set forth on Schedule 2.12(b);

(i) Any grant of any equity or equity-based awards (including, without limitation, any Interests or any outstanding rights or securities exercisable or exchangeable for or convertible into any equity interests of the Company).

(j) Any material capital expenditures outside the ordinary course of business;

(k) Any extraordinary loss, damage, destruction or casualty loss, whether or not covered by insurance and whether or not in the ordinary course of business or consistent with past custom and practice;

(l) Any amendment or authorization to amend the limited liability company agreement of the Company or the certificate of incorporation or bylaws of the Subsidiary;

(m) Any material change in accounting methods or Tax principles, practices or policies followed by the Company, any Tax election made or changed, any amended Tax Return filed, any closing agreement entered into, any proceedings with respect to any Tax claim or assessment relating to the Company or the Subsidiary settled or compromised, any right to claim a refund of Taxes surrendered, or any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or the Subsidiary consented to;

(n) Any acquisition of a third party, including the acquisition of a substantial portion of a third party’s assets, by the Company or the Subsidiary.

(o) Any agreement to do any of the things described in the preceding subsections (a)-(n) of this Section 2.6.

2.7 Contracts.

(a) Schedule 2.7(a) contains a list of the following written agreements or contracts to which the Company or the Subsidiary is a party as of the date hereof: (i) pursuant to which the Company or the Subsidiary incurred expenses or made capital expenditures in excess of $100,000.00 in the first six months of calendar year 2006 or generated revenue in excess of $400,000.00 in the first six months of calendar year 2006, (ii) to the extent not provided pursuant to clause (i) above, the top 20 DA customers, the top 5 CRM customers and the top 2 OS customers of the Company and the Subsidiary ( all measured based on revenue for the first six months of calendar year 2006), and contracts with Jacent, TellMe and CTI ; (iii) pursuant to which the Company or the Subsidiary leases real property (the “Leased Real Property”), including all amendments or addendums with respect thereto (the “Leases”); (iv) partnership or joint venture agreements; (v) pursuant to which the Company or the Subsidiary is a lessor of or permits any third party to hold or operate any real or personal property involving annual payments in excess of $50,000.00; (vi) pursuant to which the Company or the Subsidiary is prohibited from freely engaging in business anywhere in the world; (vii) collective bargaining agreements; (viii)  performance bonds, surety agreements or stand-alone indemnification agreements obligating the Company or the Subsidiary to indemnify any Person for services performed; (ix) employment, consulting or similar agreements involving compensation equal to or in excess of $50,000.00 per annum (any such contract required to be listed on Schedule 2.7(a) pursuant to subsections (i) through (ix), collectively, the “Material Contracts”).

(b) Other than as set forth on Schedule 2.7(b), (i) the Company or the Subsidiary has performed in all material respects all of the material obligations required to be performed by it under such Material Contract, the Company or the Subsidiary has not, and to the Knowledge of the Sellers, no other party has, accelerated, terminated or cancelled any Material Contract, (ii) each of the Material Contracts is the legal, valid and binding obligation of the Company or the Subsidiary, enforceable against the Company or the Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and except as enforcement may be limited by general principles of equity, (iii) no consent of any party to a Material Contract is required in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and (iv) the Buyer has been provided access to a true and correct copy of all Material Contracts.

2.8 Leased Real Estate. Schedule 2.8 sets forth the address of each Leased Real Property. The Company has delivered to the Buyer a true and complete copy of each such Lease governing the Leased Real Property. Except as set forth in Schedule 2.8, with respect to each of the Leases: (i) there are no written disputes with respect to such Lease; (ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and (iii) neither the Company nor the Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.

2.9 Tangible Assets. Subject only to Permitted Liens, the Company and the Subsidiary own good and marketable title to, or have a valid leasehold interest in, all material tangible personal property, including all vehicles, machinery, equipment, tools, computer hardware, furniture, fixtures (both real and personal), furnishings and other similar property shown on the Financial Statements or acquired thereafter unless disposed of in the ordinary course of business. Such properties, in the aggregate, are in good operating condition and repair, subject to normal wear and tear, and are usable and adequate in the ordinary course of business and for the use or uses to which they are being put.

2.10 Compliance With Laws. Except as disclosed on Schedule 2.10, the Company and the Subsidiary is in compliance in all material respects with all applicable laws, statutes, ordinances, rules, regulations and orders.

2.11 Licenses and Permits. Schedule 2.11 contains a list of all material Governmental Licenses held by the Company or the Subsidiary (the “Licenses”). There are no pending or, to the Knowledge of the Sellers, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue (other than expiration according to each respective License’s terms), any of the Licenses. The Company and the Subsidiary are in material compliance with the terms and conditions of such Licenses and have not, to the Knowledge of the Sellers, received any notices that they are in material violation of any of the material terms or conditions of such Licenses.

2.12 Employees and Employee Benefits.

(a) Neither the Company nor the Subsidiary is a party to a collective bargaining agreement, nor, to the Knowledge of the Sellers, as of the date hereof, is there any effort being made by any Person or union to organize the current employees of the Company or the Subsidiary.

(b) Schedule 2.12(b) sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, incentive, deferred compensation, stock purchase, stock or stock option and all other equity-based plans or arrangements and all employment, termination pay, severance, change in control, employee loan, fringe benefit and all other employee benefit plans or arrangements, whether or not subject to ERISA, whether oral or written, (i) that are maintained, contributed to or sponsored by the Company or the Subsidiary, or (ii) under which the Company or the Subsidiary contributes to or with respect to which the Company or the Subsidiary has any present or future liability (the “Benefit Plans”). No Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA and neither the Company, the Subsidiary nor any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has sponsored or contributed to, since January 1, 2005, any multiemployer plan.

(c) As applicable with respect to each Benefit Plan, the Company has made available to the Buyer copies of (i) each current Benefit Plan document, including any amendments, (ii) all trust documents and custodial agreements relating thereto, (iii) any summary plan description provided under a Benefit Plan, (iv) the most recent annual report (Form 5500 and all schedules thereto) filed with the Department of Labor or Internal Revenue Service (“IRS”), (v) any audited financial statements and actuarial valuation reports for the most recent fiscal year and (vi) the most recent IRS determination letter, each as applicable.

(d) Except as disclosed on Schedule 2.12(d), each Benefit Plan has been maintained, operated and administered in all material respects, in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other applicable law.

(e) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received or requested determination letters from the IRS to the effect that such Benefit Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any such Benefit Plan has been revoked, and, to the Knowledge of the Sellers, no event has occurred which would reasonably be expected to cause the revocation of such determination letter.

(f) Neither the Company nor any Benefit Plan nor any party in interest (within the meaning of Section 3(14) of ERISA) has engaged in a prohibited transaction, as defined under Section 4975 of the Code or Section 406 of ERISA, which could subject the Company or the Subsidiary to any direct or indirect liability, tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Neither a “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, nor an “accumulated funding deficiency” (as such term is defined Section 312 of ERISA and Section 412 of the Code) has occurred with respect to any Benefit Plan.

(g) All contributions with respect to or on behalf of any Current Employee to any Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, have been timely made or accrued in accordance with the terms of such Benefit Plan.

(h) No Benefit Plan is subject to Title IV of ERISA. Except for the Subsidiary, there are no other organizations which are part of the Controlled Group that includes the Company.

(i) With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened, or (ii) no administrative investigation, audit or other administrative preceding by the Department of Labor, the PBGC, the Internal Revenue Service or any other governmental agency is pending, in progress or, to the Knowledge of the Sellers, threatened (including, without limitation, any routine request for information from the PBGC).

(j) Except as set forth on Schedule 2.12(j), no Benefit Plan exists that, as a result of the execution of this Agreement or the purchase and sale of the Interests, could (i) result in the payment to any current or former employee, director or independent contractor of the Company or the Subsidiary of any severance pay or increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits for the benefit of any current or former employee, director or independent contractor of the Company or the Subsidiary.

(k) Except as set forth on Schedule 2.12(k), the execution of this Agreement will not (x) cause the Company or the Subsidiary to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (y) cause the Company or the Subsidiary to make any payment that would not be deductible under, or by reason of, Section 280G of the Code.

2.13 Litigation. There is no action, claim, suit, investigation, complaint, grievance or proceeding pending or, to the Knowledge of the Sellers, threatened (i) against, relating to or affecting the Company or the Subsidiary, or any of its properties or assets before any Governmental Entity that are material to the Company, or (ii) that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Neither the Company, the Subsidiary nor any of their assets or properties, is subject to any order, judgment, injunction or decree.

2.14 Taxes. Except as set forth in Schedule 2.14:

(a) The Company is currently and has been at all times, since its conversion to a limited liability company on December 31, 2004, treated as a partnership for federal and state income tax purposes. The Subsidiary is, and has been at all times, since its formation, treated as a disregarded entity for federal income tax purposes. Each of the Company and the Subsidiary has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by any of the Company and the Subsidiary have been or will be paid prior to the Closing or accrued on the Financial Statements, or on the books of the Company after the date of the most recent Financial Statements through the Closing Date in accordance with the Company’s past practices and GAAP. Each of the Company and the Subsidiary (i) has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid to or owing to any employee, independent contractor, creditor, stockholder, or other third party and (ii) has collected all sales, use and value added Taxes required to be collected, and has remitted, or shall remit on a timely basis, such amounts to the appropriate governmental authorities and have furnished properly completed exemption certificates for all exempt transactions. None of the Company or the Subsidiary is the beneficiary of any extension of time within which to file any Tax Return other than Tax Returns for which the Sellers are responsible for filing pursuant to Section 4.9(b). There are no Liens on any of the assets of the Company or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, except for any Tax, the payment of which is not delinquent and not subject to penalties or which is being contested in good faith and for which adequate reserves have been provided.

(b) Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney granted by or with respect to the Company or the Subsidiary relating to Taxes is currently in force.

(c) There is no dispute or claim concerning any Tax liability of the Company or the Subsidiary claimed or raised by any taxing authority in writing. There is no audit, examination, or similar proceeding pending or, to the Knowledge of the Sellers, proposed or threatened, with respect to Taxes of the Company or the Subsidiary.

(d) Neither the Company nor the Subsidiary is a party to, or bound by, or has an obligation under, any Tax allocation or sharing agreement or similar contract or arrangement other than any agreement solely among the Company and the Subsidiary.

(e) Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code § 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); or (B) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law).

(f) The Company has not made an election under Section 754 of the Code or similar provisions under applicable state income Tax laws currently in effect.

(g) Since October 23, 2000, the Company is not nor has it ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group of which it is currently a member). The Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

2.15 Accounts Receivable. The accounts receivable of the Business in the Company’s June 30, 2006 balance sheet represent bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of the business and consistent with past practices.

2.16 Intellectual Property Rights.

(a) Schedule 2.16(a)  contains a list of all of the following material intellectual property rights owned or licensed by the Company or the Subsidiary as applicable: (i) patents or patent applications; (ii) trademarks, service marks, trade names, corporate names and logos and Internet domain names and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) database rights; and (v) computer software other than mass-marketed software purchased or licensed for less than a total cost of $10,000 for each program (together the “Company Intellectual Property Rights”).

(b) The Company and the Subsidiary own, or have a license to use, all material Company Intellectual Property Rights.

(c) No claims are currently pending against the Company or the Subsidiary asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property Rights and, to the Knowledge of the Sellers, no such claims are threatened. To the Knowledge of the Sellers, the operation of the Business as currently conducted does not currently infringe, misappropriate or otherwise violate, any Intellectual Property Rights of any third party. To the Knowledge of the Sellers, no third party is currently infringing, misappropriating or otherwise violating any of the Intellectual Property Rights owned by the Company.

(d) The Company and the Subsidiary have taken all necessary actions to protect and enforce their rights in the Intellectual Property Rights owned by the Company or the Subsidiary including, without limitation, by having all Persons who have contributed to the creation, invention, modification or improvement of any Intellectual Property Rights purportedly owned by the Company or the Subsidiary, in whole or in part, sign written agreements ensuring that all such Intellectual Property Rights are owned exclusively by the Company or the Subsidiary.

(e) No material software owned by the Company or the Subsidiary is subject to the terms of any “open source,” “copyleft,” or other similar license or distribution models that would require the Company or the Subsidiary to make the source code of that software publicly available to third parties.

2.17 Environmental Matters. The Company or the Subsidiary is operating in material compliance with all applicable Federal, state and local laws relating to the protection of human health and the environment, including but not limited to those relating to water quality, air quality, the management of hazardous waste, hazardous materials, hazardous substances or solid waste, emergency response planning and community right to know, asbestos building materials, or the release of hazardous substances, hazardous materials or hazardous waste, or wastes, pollutants or contaminants to the environment (“Environmental Laws”). The Company and the Subsidiary have obtained and are in compliance with all of the material permits and other material governmental authorizations required for the Company’s or the Subsidiary’s operation in accordance with Environmental Laws. To the Knowledge of the Sellers, neither the Company, nor the Subsidiary has received any written communication, whether from a Governmental Entity, citizens’ group, employee or otherwise, alleging that the Company or the Subsidiary is not operating in material compliance with Environmental Laws or with the permits or other governmental authorizations issued to the Company or the Subsidiary, or that the Company or the Subsidiary has any liability under any Environmental Laws.

2.18 Insurance. Schedule 2.18 contains a list of all policies of insurance currently maintained by, or on behalf of, the Company and the Subsidiary, setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, and the expiration dates thereof. All premiums due under the policies identified on Schedule 2.18 have been paid and neither the Company nor the Subsidiary has received any notice of cancellation, material modification or termination in respect of any such policy. There is no claim by the Company or the Sellers pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.19 Bank Accounts. Schedule 2.19 sets forth the name of each bank or other financial institution in which the Company or the Subsidiary has an account and the account number thereof.

2.20 Brokers and Finders. Except as disclosed on Schedule 2.20, the Company has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of the Company, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or have consented to or acquiesced in anyone so acting. The Sellers shall be solely responsible for any payments, fees, or commissions that may be due to the parties listed on Schedule 2.20 in connection with the transactions contemplated hereby.

2.21 Customers and Suppliers. Schedule 2.21(1) sets forth (i) the name of each of the customers that the Company recognized revenue from in the six (6) month period ended June 30, 2006, with an asterisk next to the names of the top twenty (20) customers by revenue in such period (the “Top 20 Customers”), and (ii) the name of each of the suppliers that the Company paid more than $10,000 to in the period from January 1, 2006 through August 25, 2006. Since January 1, 2006, none of the Top 20 Customers, has, to the Knowledge of the Sellers, expressly stated, in writing or orally, that it shall stop, or materially decrease the rate of, purchasing services of the Company or the Subsidiary. Schedule 2.21(2) sets forth the names of the Top 20 Customers that are aware that part of their service includes calls that are routed to a Federal Prison Industries, Inc. facility.

2.22 Employees.

(a) The Company and the Subsidiary are in compliance in all material respects with all applicable laws respecting labor, employment and employment practices and terms and conditions of employment, including, without limitation, wages and hours (including the payment of overtime wages), welfare, health and safety and immigration and naturalization. No claims are pending against the Company (x) before the Equal Employment Opportunity Commission or any other administrative or regulatory body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Americans with Disabilities Act, or any other Federal, state or local law, statute or ordinance barring discrimination in employment or (y) otherwise arising out of any current former or prospective employment relationship (whether in tort or contract, statutory or common law, or otherwise) There are no consent decrees or judgments binding upon the Company or the Subsidiary relating to employees or employment practices.

(b) With respect to the Company, (i) there are no labor disputes existing, or, to the Knowledge of the Sellers, threatened, involving strikes, slow-downs, work stoppages, job actions or lockouts, (ii) neither the Company nor the Subsidiary is a party to or bound by any collective bargaining agreements or other agreements with labor organizations, (iii) to the Knowledge of the Sellers, no labor union has taken any action with respect to organizing the employees of the Company or the Subsidiary and no demand for recognition or certification heretofore made by any labor organization or group of employees is pending or has been made since January 1, 2005 with respect to the Company or the Subsidiary, and (iv) there are no unfair labor practices or petitions for election pending or, to the Knowledge of the Sellers, threatened before the National Labor Relations Board or any other governmental or administrative body or agency.

2.23 Affiliate Transactions. Except as set forth on Schedule 2.23, no officer, director, employee, equityholder, or Affiliate of the Sellers, the Company or the Subsidiary is a party to any contract or transaction with the Company or the Subsidiary or has any interest in any property, real or personal or mixed, tangible or intangible, of the Company or the Subsidiary, in either case that will survive the Closing.

2.24 No Material Shared Assets or Services. There is no material asset, tangible or intangible, or service necessary for the conduct of the Business as it is presently conducted, the use of which is shared by the Company and the Subsidiary with any other Affiliate of the Company or the Subsidiary, except as set forth on Schedule 2.24, none of which shall survive the Closing. Neither the Company nor the Subsidiary will have any ongoing obligation or liability after the Closing with respect to the transactions and services set forth on Schedule 2.24.

2.25 Subsidiaries. The Subsidiary is the only subsidiary of the Company.

2.26 Sufficiency of the Assets. The material assets of the Company and the Subsidiary are sufficient to conduct the Business as currently conducted.

2.27 Telus. The Company has not committed in writing to any minimum call volumes under that certain Service Agreement dated July 19, 2006 by and between Telus Communications Company and Operator Service Company, LLC (d/b/a Excell Services).

2.28 BC Holding Representations. BC Holding represents and warrants to the Buyer as follows:

(a) Authorization and Approvals. BC Holding has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by and approved by all requisite action on the part of BC Holding. This Agreement has been duly executed and delivered by BC Holding and constitutes the legal, valid and binding obligation of BC Holding, enforceable against BC Holding in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and except as enforcement may be limited by general principles of equity. Except as set forth on Schedule 2.28(a), no material approvals or material consents by, or material filings with, any Governmental Entity or other Person is required in connection with the execution and delivery by BC Holding of this Agreement or the consummation by BC Holding of the transactions contemplated hereby.

(b) No Violations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provision of the certificate of formation, limited liability company agreement, certificate of incorporation or the bylaws, as applicable, of BC Holding or (b) give rise to a declaration or imposition of any Lien other than Permitted Liens upon any of the Interests of BC Holding.

(c) Capitalization. BC Holding holds the issued and outstanding Interests as set forth on Schedule 2.28(c). BC Holding has good and marketable title to the Interests owned by such Seller as set forth on Schedule 2.28(c). With respect to BC Holding, all such owned Interests are free and clear of any conditions or restrictions on transfer or assignment and of any and all Liens.

2.29 Onslow Representations. Onslow represents and warrants to the Buyer as follows:

(a) Authorization and Approvals. Onslow has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by and approved by all requisite action on the part of Onslow. This Agreement has been duly executed and delivered by Onslow and constitutes the legal, valid and binding obligation of Onslow, enforceable against Onslow in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and except as enforcement may be limited by general principles of equity. Except as set forth on Schedule 2.29(a), no material approvals or material consents by, or material filings with, any

Governmental Entity or other Person is required in connection with the execution and delivery by Onslow of this Agreement or the consummation by Onslow of the transactions contemplated hereby.

(b) No Violations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provision of the certificate of formation, limited liability company agreement, certificate of incorporation or the bylaws, as applicable, of Onslow or (b) give rise to a declaration or imposition of any Lien other than Permitted Liens upon any of the Interests of Onslow.

(c) Capitalization. Onslow holds the issued and outstanding Interests as set forth on Schedule 2.29(c). Onslow has good and marketable title to the Interests owned by such Seller as set forth on Schedule 2.29(c). With respect to Onslow, all such owned Interests are free and clear of any conditions or restrictions on transfer or assignment and of any and all Liens.

2.30 Disclaimer. Except for the representations and warranties contained in this Article II of this Agreement, neither of the Sellers or any person or entity acting on their behalf makes or has made any other express or any implied representation or warranty to the Buyer as to the accuracy or completeness of any information regarding the Company, the Subsidiary, the Business or any other matter. The Buyer may not rely upon any document or written or oral information furnished to or discovered by it or its representatives, including any financial data or projections, other than as contained in Article II of this Agreement, and to the fullest extent permitted by law, the Buyer’s rights and obligations with respect to all of the matters contemplated in this Agreement will be solely as set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers:

3.1 Organization and Power; Foreign Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all necessary corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.

3.2 Authorization and Enforceability of Agreement. The Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by and approved by all requisite action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and except as enforcement may be limited by general principles of equity. No material approvals or material consents by, or material filings with, any Governmental Entity or any other Person is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

3.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the certificate of limited liability company or operating agreement of the Buyer or (b) violate in any material respect any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to the Buyer or any of its properties or assets.

3.4 Brokers and Finders. Except as set forth on Schedule 3.4, the Buyer has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of the Buyer, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, and has not consented to or acquiesced in anyone so acting.

3.5 Litigation. There is no pending or to the knowledge of the Buyer, threatened action, suit, investigation, complaint, grievance or proceeding against the Buyer, relating to or affecting the transactions contemplated by this Agreement, which would have a material adverse effect on transactions contemplated hereunder. There is not in effect any order, judgment or decree enjoining, barring, suspending, prohibiting or otherwise limiting the Buyer from conducting or engaging in any aspect of the Business or entering into or consummating the transactions contemplated by this Agreement, or requiring the Buyer to take certain action with respect to any aspect of the Business.

3.6 Funding. The Buyer will have at the Closing, cash available to enable it to consummate the transactions contemplated by this Agreement and pay all related fees and expenses for which the Buyer may be responsible. The Buyer’s obligations under this Agreement are not contingent upon obtaining or the funding of any financing or borrowing facility.

3.7 Purchase Entirely for Own Account. The Interests are being acquired for investment purposes only, for the Buyer’s own account, and not with a view to the resale or distribution of any part thereof, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing any of the Interests.

3.8 Restricted Securities. The Buyer understands that the Interests are characterized as “restricted securities” under federal securities laws inasmuch as they are being acquired from the Sellers in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.9 Accredited Investor. The Buyer represents and warrants to the Sellers that:

(a) it is an “accredited investor” within the meaning of Rule 501 under the Securities Act;

(b) it has sufficient knowledge, experience and sophistication in investing in or acquiring companies similar to the Company so as to be able to evaluate the risks and merits of its acquisition of the Company, and it is able financially to bear the risks thereof; and

(c) it has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and ask questions with respect thereto.

3.10 Disclaimer. Except for the representations and warranties contained in Article III of this Agreement, neither of the Buyer or any person or entity acting on its behalf makes or has made any other express or any implied representation or warranty to the Sellers as to the accuracy or completeness of any information regarding the Buyer. To the fullest extent permitted by law, the Sellers’ rights and obligations with respect to all of the matters contemplated in this Agreement will be solely as set forth in this Agreement.

ARTICLE IV

COVENANTS

4.1 Covenants Pending Closing. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, except (i) to the extent disclosed on Schedule 4.1, or (ii) to the extent that the Buyer shall otherwise give its written consent (which consent will not be unreasonably withheld, conditioned or delayed), the Sellers will cause the Company and the Subsidiary to:

(a) operate the Business in the ordinary course of business in accordance with past custom and practice, and use commercially reasonable efforts to preserve intact the present business organization and the relationships with Persons having business dealings with the Business;

(b) maintain the Company’s and the Subsidiary’s books, accounts and records, in the usual, regular and ordinary manner and consistent with past practice;

(c) refrain from disposing of or encumbering any of the Company’s and the Subsidiary’s material properties and assets, whether tangible or intangible other than in the ordinary course of business;

(d) incur, assume or guaranty or otherwise become directly or indirectly responsible for the payment of any debt or obligation of any other Person other than amounts drawn under the Company’s revolving credit facility, any vehicle lease payments or any other contract in effect as of the date hereof; it being understood that the Company may repay any portion of its revolving credit facility;

(e) not amend or modify or take any affirmative action to terminate, any Material Contract other than in the ordinary course of business;

(f) not issue any Interests of the Company or capital stock of the Subsidiary;

(g) not increase the compensation or benefits payable to its employees, officers, managers or directors, except in accordance with existing employment agreements, collective bargaining agreements, and Benefit Plans, or in the ordinary course of business consistent with past practice;

(h) not enter into or amend any employment, severance, termination or other similar agreement, adopt any new employee benefit plan, program, agreement or arrangement or amend any existing Benefit Plan (except as may be required by applicable law), hire (except in connection with the hiring of any new employee earning less than $50,000.00 per year), or make any loans to any of its officers, directors, employees, agents or consultants (other than loans made under a Benefit Plan qualified under Section 401(a) of the Code);

(i) not grant any severance or termination pay to any current or former officer, director, employee, agent or consultant of the Company or the Subsidiary;

(j) not grant any equity or equity-based awards (including, without limitation, any Interests or any outstanding rights or securities exercisable or exchangeable for or convertible into any equity interests of the Company);

(k) redeem, purchase or otherwise acquire directly or indirectly any Interests, or any outstanding rights or securities exercisable or exchangeable for or convertible equity interests of the Company or the Subsidiary;

(l) refrain from acquiring (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other business organization or division thereof or any equity interest therein;

(m) pay all Taxes or other debts in accordance with past custom and practice, refrain from making or changing any Tax election, refrain from filing any amended Tax Return, except with respect to the Company’s and the Subsidiary’s 2005 income tax returns if and to the extent such amended Tax Return is filed in the ordinary course of business and is consistent with applicable law, refrain from entering into any closing agreement, settling or compromising any proceedings with respect to any Tax claim or assessment relating to the Company or its Subsidiary, refrain from surrendering any right to claim a refund of Taxes, and refrain from consenting to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or its Subsidiary;

(n) not enter into any Material Contracts or any contract that would be required to be set forth on Schedule 2.7 if such contract were in effect for the first six months of calendar year 2006, other than a contract with Prime Therapeutics LLC;

(o) not acquire any assets other than in the ordinary course of business and consistent with past practice;

(p) not declare, set aside or pay any dividend or distribute in the form of assets or property (other than cash or cash equivalents) with respect to the equity of the Company or the Subsidiary (including repurchases thereof);

(q) not materially change their accounting methods or Tax principles, practices or policies;

(r) not have any capital expenditures outside the ordinary course of business;

(s) not amend or authorize the amendment of the limited liability company agreement of the Company or the certificate of incorporation or bylaws of the Subsidiary;

(t) except as otherwise contemplated herein, refrain from entering into any agreement with any Seller or its Affiliates.

Notwithstanding anything to the contrary in this Section 4.1 or any other provision of this Agreement, at any time and from time to time up to the Closing the Company and the Subsidiary may distribute by dividend or otherwise all cash and cash equivalents of the Company and its Subsidiary.

4.2 Consents and Approvals; Fulfillment of Conditions. Prior to Closing, the Sellers will use their commercially reasonable efforts and will cause the Company to use commercially reasonable efforts to obtain all consents and approvals of other Persons and Governmental Entities required to be obtained in connection with the consummation of the transactions contemplated by this Agreement. The Buyer shall use commercially reasonable efforts and shall cooperate with the Sellers in obtaining such consents. The Sellers and the Buyer shall use commercially reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by them prior to or at the Closing Date. The Sellers shall be responsible for any expenses and payments incurred in obtaining the AT&T consent and any other consent to the transactions contemplated by this Agreement that are required under any applicable contract of the Company or the Subsidiary; provided, however, that any expense or payment incurred with respect to (i) obtaining a consent under a contract with a Top 20 Customer, except AT&T, (ii) obtaining a consent under any real estate lease listed on Schedule 2.7(a)(iii) or (iii) any state or federal regulatory filings listed on Schedule 2.3 shall be at the Buyer’s expense.

4.3 Amendment to Schedules. The Buyer agrees that the Sellers may, from time to time prior to the Closing, by notice in accordance with this Agreement, supplement or amend any Schedule to this Agreement, with respect to any fact, change, condition or circumstance that occurs after or becomes known to the Sellers after the date of this Agreement which would have been required to be set forth or described in the Schedules. Any such supplement or amendment to the Schedules shall not be deemed to have disclosed the information contained therein for purposes of determining whether the conditions set forth in Section 5.1 have been satisfied. If the events requiring such update to the Schedules do not result in the conditions set forth in Section 5.1 having not been satisfied, Buyer may seek indemnification for any Damages stemming from the events requiring such update pursuant to Article VII of this Agreement. If the events requiring such update to the Schedules result in the conditions set forth in Section 5.1 having not been satisfied and Buyer elects to proceed with the Closing, Buyer may not seek indemnification for any Damages stemming from the events requiring such update.

4.4 Access. Prior to the Closing, the Sellers agree to permit the Buyer and its employees, agents and representatives to have reasonable access to the properties, assets, books and records, contracts and other documents of the Company and the Subsidiary on reasonable prior notice to and approval (which shall not be unreasonably withheld, conditioned or delayed) of the Sellers’ Representative, during regular business hours. The Buyer may not contact employees, customers, vendors or suppliers of the Company or the Subsidiary without the prior approval of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed), and then only with an authorized representative of the Sellers present.

4.5 Publicity. Except as may be required by applicable law, no party to this Agreement shall, or shall allow any of its Affiliates, to make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, the parties will jointly agree upon an initial announcement and after the initial announcement of the transactions contemplated hereby by the parties and provided that the Closing has occurred, then each party may issue further press releases, tombstones and similar announcements without the consent of the other party, provided that such announcements are consistent with, and not broader in scope with respect to the information they disclose, than the announcements previously mutually agreed.

4.6 Post-Closing Maintenance of Records. The Buyer shall: (i) protect, preserve and maintain all books and other records, including without limitation, Tax Returns, of the Business (the “Records”) for seven (7) years after the effective date of such document using the same duty of care as the Buyer uses for its own records, (ii) not dispose of any Record earlier than the time period stated in clause (i) without first giving the Sellers at least one (1) month advance written notice of such destruction, and (iii) grant the Sellers access to the Records as may be reasonably required in connection with any reasonable business purpose at any reasonable time, and from time to time, upon request by the Sellers, other than with respect to a dispute between the Buyer, the Company or the Subsidiary, on the one hand, and any Seller, on the other hand. Subject to Section 4.7, the Sellers may retain copies of such Records as they deem necessary after the Closing.

4.7 Confidentiality. The Buyer acknowledges and agrees that it is subject to, and will comply with the terms of confidentiality and public disclosure contained in the letter of intent, dated July 14, 2006, between the Company and the Buyer. Except as required by law, for a three (3) year period after the Closing, each Seller shall treat and hold as confidential any information concerning the Business that is not already generally available to the public or becomes generally known to the public, or is not disclosed to any Seller by a Person who is not, to the Knowledge of the Sellers bound by a duty of confidentiality (other than as a result of a breach of this Agreement by any Seller) (the “Confidential Information”) or refrain from using any of the Confidential Information except in connection with this Agreement. If any Seller is required to disclose any Confidential Information in order to avoid violating any applicable law, such Seller will provide the Buyer with prompt notice of such requirement. To the extent legally permissible and at the Buyer’s expense, such Seller shall provide the Buyer, in advance of any such disclosure, with notice of any Confidential Information such Seller intends to disclose (and, if applicable, the text of the disclosure language itself) and shall reasonably cooperate with the

Buyer in any lawful action to the extent the Buyer may seek to limit such disclosure. If in the absence of a protective order or the receipt of a waiver from the Buyer after a request therefor is made by such Seller, and after complying with the foregoing, such Seller is required by applicable law or legal process to disclose any Confidential Information, such Seller may do so; provided that such Seller shall disclose only such portion of the Confidential Information as it is required to disclose.

4.8 Cooperation. Each party shall reasonably cooperate with the other parties and use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. In furtherance of the foregoing, the parties shall, at any time and from time to time after the Closing, upon the request of the other party, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as the parties in good faith mutually agree are reasonably required to effectuate fully the intent and purposes of, and to consummate the transactions contemplated by, this Agreement.

4.9 Certain Tax Matters.

(a) The Sellers severally, in a manner consistent with Section 7.2(a), shall indemnify the Buyer, the Company, and the Subsidiary and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company and the Subsidiary for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (as defined below) that includes (but does not end on) the Closing Date (each such taxable period or partial period, a “Pre-Closing Tax Period”), to the extent such Taxes are not paid on or prior to the Closing or taken into account as part of the Net Working Capital on the Closing Date and (ii) any and all liability (as a result of Treasury Regulations Section 1.1502-6 or otherwise) for Taxes of the Sellers or any other person (other than the Company or the Subsidiary) which is or has ever been affiliated with the Company or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date.

(b) The Sellers at their own expense shall prepare, or cause to be prepared (in a manner consistent with past practices), all federal, state and local Tax Returns of the Company and the Subsidiary to be filed after the Closing Date which relate to a taxable period ending on or before the Closing Date, but if the Buyer determines that any such Tax Return could reasonably be expected to have a material adverse impact on the Taxes of the Company or its Subsidiary in a taxable period or portion thereof beginning after the Closing Date, the Sellers shall deliver to the Buyer for its review and comment, a copy of the proposed Tax Return no later than fifteen (15) days prior to the filing date of such Tax Return (including extensions thereof). The Sellers shall file all such Tax Returns and shall pay the amount of any Taxes shown due thereon to the appropriate Tax authorities. Any officer of the Company or the Subsidiary as of the date immediately preceding the Closing Date shall have the authority and by execution of this Agreement, Buyer hereby grants any such officer the authority to sign any such Tax Return. Notwithstanding anything to the contrary herein, to the extent that any Taxes due on such Tax Returns have been taken into account as part of Net Working Capital, Buyer shall reimburse the Sellers for such amounts within five (5) business days of receipt of written notification from the Sellers. Such notification shall include reasonable evidence of proof of payment to the relevant

Tax authority and shall set forth in reasonable detail the computation of such reimbursement amounts.

(c) The Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of the Company and the Subsidiary other than the Tax Returns which the Sellers shall prepare, or cause to prepared, pursuant to Section 4.9(b), but if any such Tax Return relates to any period beginning before the Closing Date and will result in payment by the Sellers pursuant to Section 4.9(a), (i) the Buyer shall deliver to the Sellers for their review, comment and approval (which approval will not be unreasonably withheld or delayed) a copy of the proposed Tax Return no later than fifteen (15) days prior to the filing date of such Tax Return (including extensions thereof) and (ii) the Company and the Subsidiary shall confirm in writing that the proposed Tax Return has been prepared in a manner that is consistent with the past Tax practices and the past Tax Returns of the Company and the Subsidiary to the extent such Tax practices and such Tax Returns are consistent with applicable Tax law and consistent with this Agreement.

(d) The Sellers shall have the right, at their expense (i) to control, in whole or in part, any Tax audit or contest, (ii) to resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, (iii) to consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, and (iv) to amend any Tax Return (each, a “Tax Matter”), in each case to the extent solely relating to all Taxes attributable to any Pre-Closing Tax Period (but not including any Straddle Period); provided, however, that the Sellers shall not settle or resolve such Tax Matter without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If the Buyer is not entitled to control the Tax Matter under the foregoing provisions, the Sellers will provide, or cause to be provided, to the Buyer copies of all correspondence received from or delivered to the taxing authority in connection with such Tax Matter.

(e) If the Sellers do not elect to control a Tax Matter under Section 4.9(d) or otherwise do not control a Tax Matter which relates in whole or in part to a Pre-Closing Tax Period, (i) the Buyer will use good faith efforts for the benefit of the Company and the Subsidiary and the Sellers in the defense or assertion of such Tax Matter, (ii) the Buyer will provide, or cause to be provided, to the Sellers, copies of all correspondence received from or delivered to the taxing authority in connection with any such Tax Matter, (iii) the Buyer, the Company and the Subsidiary shall allow the Sellers to participate in such Tax Matter at the expense of the Sellers, (iv) the Buyer, the Company and the Subsidiary shall not settle such Tax Matter without the consent of the Sellers, which consent will not be unreasonably withheld, conditioned or delayed and (v) the Buyer shall be reimbursed by the Sellers for any third party costs or expenses incurred by the Buyer or the Company relating to such Tax Matters.

(f) The Sellers and the Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Matter relating to Taxes of the Company or its Subsidiary for a Straddle Period, and shall bear their own respective costs and expenses. Neither the Sellers nor the Buyer shall settle any such Tax Matter without the prior written consent of the other.

(g) The Buyer shall control all proceedings with respect to any Tax Matter relating to a taxable period beginning after the Closing Date. The Sellers shall have no right to participate in the conduct of any such proceeding.

(h) The Sellers and the Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes or as may be reasonably requested with respect to the purchase of insurance or similar coverage for liabilities related to Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding determination, or insurance purchase and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause the Company and the Subsidiary to retain, and the Sellers shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date; each shall allow reasonable access to such Tax Returns, schedules and records to the other party; and each shall not destroy or otherwise dispose of any such Tax Returns, schedules, and records without first providing the other party with a reasonable opportunity to review and copy the same.

(i) The Buyer and the Sellers will, if necessary and to the extent permitted by applicable law, will treat the taxable years of the Company and the Subsidiary as terminated on the day before the Closing Date and the Closing Date, respectively. Nevertheless, whenever it is necessary under this Agreement to determine the liability for Taxes of the Company or the Subsidiary for a taxable period that begins before and ends after the Closing Date (a “Straddle Period”), the determination of such Taxes for the portion of the Straddle Period ending on and including the Closing Date, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date; provided, however, that real and personal property Taxes and similar Taxes will be apportioned between such taxable periods on a daily basis.

(j) The Buyer shall (and shall cause the Company to) provide to the Sellers, within five (5) days of receipt, all Tax refunds, net of all payments made to third parties (including, without limitation, any legal or accounting fees) and net of all Tax costs incurred by the Buyer relating to the receipt of such refund, relating to tax periods (or partial periods) of the Company or the Subsidiary ending on or prior to the Closing Date. Refunds attributable to a Straddle Period shall be apportioned in accordance with Section 4.9(i). Notwithstanding anything to the contrary in the Section 4.9(j), the Sellers shall not be entitled to any refund to the extent such refund or credit has been taken into account as part of the Net Working Capital.

(k) Sellers shall deliver to the Buyer at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to the Buyer and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the transactions contemplated by this Agreement are exempt from withholding pursuant to Section 1445 of the Code.

4.10 Employment Agreements. As of the date hereof, each of the individuals set forth on Schedule 4.10 shall have executed an employment agreement in a form reasonably acceptable to the Buyer, which agreements will become effective if and only if the transactions contemplated by this Agreement are consummated.

4.11 Bonus Plan. The Buyer shall maintain the Company’s existing bonus plan for the Current Employees, which is set forth on Schedule 4.11, through the end of the fiscal quarter that the Company is in as of the Closing Date. After the end of such fiscal quarter, each such Current Employee will be considered for participation in the existing bonus plans of the Buyer to the same extent eligible for participation in such bonus plans.

4.12 Non-Solicit, Non-Investment and Non-Acquisition Agreement. At the Closing, Platinum Equity, LLC (“Platinum”) and the Buyer shall enter into a Non-Solicit, Non-Investment and Non-Acquisition Agreement substantially in the form attached hereto as Exhibit A.

4.13 Performance Bonds. Within 30 days after the Closing, the Buyer will, or will cause the Company to, replace the bonds set forth on Schedule 2.7(a)(viii) and obtain the full release of the collateral or obligations supporting such bonds. If the Buyer is unable to replace such bonds, the Buyer will make arrangements to replace the collateral or obligations supporting those bonds and cause the applicable bonding company to release any collateral securing the bonds so that such collateral or obligation no longer consists of assets or obligations of Platinum or any Affiliate of Platinum.

4.14 Employee Benefit Plans.

(a) The Buyer agrees that for the one-year period beginning on the Closing Date and ending on the first anniversary thereof (the “Continuation Period”), the Buyer shall, or shall cause one of its affiliates to, provide the employees and officers who are employed by the Company or the Subsidiary immediately prior to the Closing (the “Current Employees”) with employee benefits that are substantially comparable in the aggregate to those provided to the other similarly situated employees of the Buyer. To the extent Current Employees are provided with benefits through the Buyer’s health and welfare benefit plans, the Buyer shall take all reasonable steps to ensure that: (i) any waiting periods or limitations regarding pre-existing conditions with respect to such Current Employees and their beneficiaries under any of the Buyer’s plans will be waived, (ii) any covered expenses incurred by any such Current Employee under the Benefit Plans for any plan period prior to the Closing will be credited towards any deductibles, limits or out-of-pocket maximums under any of the Buyer’s plans, (iii) to the extent credit was given under the corresponding Benefit Plan, each of the Buyer’s plans will give each Current Employee credit for such Current Employee’s service with the Company and the Subsidiary prior to the Closing for purposes of eligibility to participate and vesting credit only and not for purposes of any benefit accruals or eligibility for early or subsidized benefits, and (iv) each such Current Employee’s vacation and personal time off accrued through the Closing Date shall continue to be honored after the Closing Date. Notwithstanding the forgoing, all

Current Employees are to be given credit for service with the Company or the Subsidiary for determining benefits under the Buyer’s severance policy to the extent applicable.

(b) During the Continuation Period, the Buyer agrees to provide, or cause one of its affiliates to provide, each Current Employee with a base salary or rate of pay that is no less favorable than the base salary or rate of pay that was in effect for such Current Employee immediately prior to the Closing. Notwithstanding the foregoing, the payment of bonuses to the employees of the Company and the Subsidiary after the Closing shall be governed by Section 4.11.

(c) Except as otherwise expressly required under this Agreement, nothing contained herein shall require the Buyer or any of its affiliates to assume or maintain any Benefit Plan or continue the employment of any Person, including, without limitation, any Current Employee. Nothing contained in this Agreement shall require the Buyer, the Company or any of their affiliates to grant to any Current Employee, or take into account for purposes of determining comparability of benefits and compensation under this Section 4.14, any equity or equity-based awards, granted prior to, on or following the date hereof. Nothing contained in this Agreement shall confer any third-party beneficiary rights or other rights or remedies upon any Current Employee.

4.15 Platinum Covenant. After the Closing, Platinum shall be jointly and severally liable with BC Holding with respect to BC Holding’s obligations under Sections 1.3(d)(i) and (ii), 1.5(b) and 7.2(a) and (b); provided, however, that Platinum’s liability under this Section 4.15 shall be limited to a maximum of $3,809,700 less (i) amounts available in the BC Holding Escrow Amount for claims by the Buyer and (ii) amounts previously paid by BC Holding in respect of its liabilities under such sections, other than with respect to fraudulent breaches or liability under Section 1.5(b).

4.16 Stephen B. Baus Covenant. After the Closing, Stephen B. Baus shall be jointly and severally liable with Onslow with respect to Onslow’s obligations under Sections 1.3(d)(i) and (ii), 1.5(b) and 7.2(a) and (b); provided, however, that Stephen B. Baus’s liability under this Section 4.16 shall be limited to a maximum of $3,660,300 less (i) amounts available in the Onslow Escrow Amount for claims by the Buyer and (ii) amounts previously paid by Onslow in respect of its liabilities under such sections, other than with respect to fraudulent breaches or liability under Section 1.5(b)..

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer hereunder are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Buyer but only in writing):

5.1 Representations, Warranties and Covenants of the Sellers. All representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the date made and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (unless such representation speaks as of an earlier date, in which case it shall be true and correct as of such date), except in each case, that the representations and warranties with materiality or Material Adverse Effect qualifications should be true and correct in all respects and representations and warranties not so qualified should be true and correct in all material respects; the Sellers shall have performed and satisfied in all material respects all covenants, conditions and agreements required or contemplated by this Agreement to be performed prior to the Closing; and at the Closing, there shall be delivered to the Buyer a certificate to such effect signed by each Seller. Such certificate shall state that BC Holding shall be solely responsible for the representations and warranties made in Section 2.28 and Onslow shall be solely responsible for the representations and warranties made in Section 2.29.

5.2 Absence of Litigation or Investigation. No preliminary or permanent injunction or other order of any court or governmental agency or instrumentality shall be pending or shall have issued or been entered and remain in effect which prohibits or which would have the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

5.3 Material Consents. The Sellers shall have obtained AT&T’s consent to the Buyer’s acquisition of the Interests, all on terms and conditions reasonably satisfactory to the Buyer. At the direction of the Buyer, the Sellers may attempt to obtain other consents, approvals and agreements from AT&T, but the Buyer acknowledges that the condition to Closing described in the first sentence of this Section 5.3 is limited to AT&T’s consent to the Buyer’s acquisition of the Interests and that such consent will not be conditioned on obtaining any other consent, approval or agreement from AT&T. Notwithstanding the obligations of the Sellers under Section 4.2, for avoidance of doubt the parties acknowledge and agree that the only consent required as a condition to the closing of the transactions contemplated by this Agreement is the consent from AT&T.

5.4 Delivery of Documents. At the Closing, the Sellers will deliver to the Buyer:

(a) original certificates (to the extent the Interests are represented by certificates) evidencing each Seller’s ownership of the Interests and stock powers executed in favor of the Buyer or other documents to transfer title to the Interests to the Buyer;

(b) the certificate described in Section 5.1;

(c) resignations, in writing, of all the directors, Managers or Advisory Board Members of the Company and the Subsidiary, as applicable, and those officers of the Company and the Subsidiary designated by the Buyer prior to Closing;

(d) a counterpart signature page to the Escrow Agreement; and

(e) releases, substantially in the form attached hereto as Exhibit B-1, signed by all individuals receiving certain transaction bonus payments and releases, substantially in the form attached hereto as Exhibit B-2, signed by all individuals who will receive Participation Plan Payments.

5.5 No Material Adverse Effect. There shall be no Material Adverse Effect at the time of Closing.

5.6 Cash Balance. The Company’s cash balance shall be less than the Bank Debt immediately prior to payoff at Closing.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

The obligations of the Sellers hereunder are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Sellers, but only in writing):

6.1 Representations and Warranties of the Buyer. All representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the date made and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (unless such representation speaks as of an earlier date, in which case it shall be true and correct as of such date), except in each case, that the representations and warranties with materiality or material adverse effect qualifications should be true and correct in all respects and representations and warranties not so qualified should be true and correct in all material respects; the Buyer shall have performed and satisfied in all material respects all covenants, conditions and agreements required or contemplated by this Agreement to be performed prior to the Closing; and at the Closing, there shall be delivered to the Sellers a certificate to such effect signed by the Buyer.

6.2 Absence of Litigation or Investigation. No preliminary or permanent injunction or other order of any court or governmental agency or instrumentality shall be pending or shall have issued or been entered and remain in effect which prohibits or which has the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

6.3 Delivery of Documents. At Closing, the Buyer shall deliver to the Sellers (and/or the Escrow Agent, as applicable):

(a) the certificate described in Section 6.1;

(b) a counterpart signature page to the Escrow Agreement;

(c) the Closing Consideration by wire transfer of immediately available funds in accordance with Section 1.2; and

(d) the other payments set forth in Section 1.2(c) and (d).

6.4 Deposit of Escrow Amount. At the Closing, the Buyer shall deposit the Escrow Amount with the Escrow Agent or the Company in accordance with Section 1.2(e).

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival Provisions; Assertion of Claims.

(a) The representations, warranties and Pre-Closing Covenants of the parties contained in this Agreement shall survive the Closing until December 31, 2007; provided, however, that the representation and warranties set forth in Section 2.12 (to the extent related to any Tax), Section 2.14 and Section 2.17 shall survive until the expiration of the applicable statute of limitations; provided further that a representation, warranty or Pre-Closing Covenant that has been made the subject of a claim prior to such date in accordance with the provisions of this Article VII shall survive with respect to such claim until final resolution. The Post-Closing Covenants shall survive the Closing Date until the date they are otherwise terminated, whether by their terms or as a matter of applicable law, provided, however, that the covenants set forth in Section 4.1(m) and 4.1(q) shall survive until the expiration of the applicable statue of limitations. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date”.

(b) No claim shall be brought under Section 7.2 unless the Indemnified Party, at any time prior to the applicable Survival Date, gives the Indemnifying Party (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, and if not a good faith estimate thereof, or (ii) a Third Party Claim Notice pursuant to Section 7.5 of any Third Party Claim, the existence of which might give rise to such a claim.

7.2 Indemnity.

(a) Subject to Section 7.3 hereof, each Seller, severally (so that BC Holding shall be solely liable for 51% of any Damages payable to the Buyer under this Section 7.2 and Onslow shall be solely liable for 49% of any Damages payable to the Buyer under this Section 7.2) and not jointly, shall defend, indemnify and hold harmless the Buyer and its Affiliates including, after the Closing, the Company and including, without limitation, each of their respective members, equity holders, officers, managers, directors, employees, agents and representatives (collectively, the “Buyer Indemnitees”) from and against any and all Damages for any inaccuracy in or breach of any representation or warranty made by the Sellers contained in Sections 2.1 through Section 2.27 (without regard to any materiality or Material Adverse Effect qualifier contained in such representation or warranty) or any Pre-Closing Covenants made by the Sellers in this Agreement.

(b) BC Holding shall be solely responsible for indemnifying the Buyer for Damages stemming from any inaccuracy in or breach of any representation or warranty made in Section 2.28 of this Agreement (without regard to any materiality or Material Adverse Effect qualifier contained in such representation or warranty) or any Post-Closing Covenant made by BC Holding in this Agreement made with respect to BC Holding, and Onslow shall be solely responsible for indemnifying the Buyer for Damages stemming from any inaccuracy in or breach of any representation or warranty made in Section 2.29 of this Agreement (without regard to any materiality or Material Adverse Effect qualifier contained in such representation or warranty) or any Post-Closing Covenant made by Onslow in this Agreement made with respect to Onslow. Neither Seller shall be responsible for indemnifying the Buyer for Damages stemming from any inaccuracy in or breach of any representation, warranty or Post-Closing Covenant made in this Agreement with respect to the other Seller.

(c) The Buyer shall defend, indemnify and hold harmless each Seller and each of its Affiliates including, without limitation, each of its members, equity holders, officers, managers, directors, employees, agents and representatives (collectively, the “Seller Indemnitees”) from and against any and all Damages arising out of or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement (including the schedules hereto) (without regard to any materiality or Material Adverse Effect qualifier contained in such representation or warranty); or

(ii) the failure by the Buyer to perform or observe any covenant, agreement or condition to be performed or observed by the Buyer pursuant to this Agreement.

7.3 Limitations on Indemnification.

(a) The sum of all Damages pursuant to which indemnification is payable by the Sellers pursuant to Section 7.2 shall not exceed $3,809,700 for BC Holding and $3,660,300 for Onslow; provided, however, that in no event shall the limitations set forth in this Section 7.3(a) apply to the rights of the Buyer Indemnitees to be indemnified for fraudulent breaches or for breaches of Section 1.3, Section 1.5(a) and (b), Section 1.6, Section 2.14, Section 4.1(m) (with respect to Taxes) or Section 4.1(q).

(b) The Buyer Indemnitees shall not have the right to be indemnified pursuant to Section 7.2 unless and until the Buyer Indemnities shall have incurred on a cumulative basis since the Closing Date aggregate Damages in an amount exceeding $300,000, in which event the right to be indemnified shall be for all such Damages in excess of $300,000; provided, however, that in no event shall the limitations set forth in this Section 7.3(b) apply to fraudulent breaches or for breaches of Section 1.3, Section 1.5(a) and (b), Section 1.6, Section 2.14, Section 4.1(m) (with respect to Taxes) or Section 4.1(q).

7.4 Direct Claims for Indemnity. Whenever a claim for Damages shall arise for which an Indemnified Party shall be entitled to indemnification hereunder, such Indemnified Party shall notify the Indemnifying Party in writing within thirty (30) days of first becoming aware of such claim. Such notice shall specify in reasonable detail all facts and circumstances known to the Indemnified Party regarding the claim and shall explain in reasonable detail the basis on which the Indemnified Party claims a right to indemnity, including citation to relevant sections of this Agreement, and shall estimate the amount of the liability arising therefrom. If the Indemnifying Party shall be duly notified of such indemnity claim, the parties shall attempt to settle and compromise the same, or if unable to do so within sixty (60) days of the Indemnified Party’s delivery of notice of indemnity claim, the parties may seek whatever remedy they may have at Law or in equity. Any rights of indemnification established by reason of such settlement or legal proceeding shall thereafter be paid and satisfied by the Indemnifying Party promptly after such date that the indemnified amount is finally determined.

7.5 Third Party Claims.

(a) If any Indemnified Party receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any action (any such claim or action being referred to herein as, a “Third Party Claim”) with respect to which an Indemnifying Party is or may be obligated to provide indemnification, the Indemnified Party shall promptly (and in no event later than thirty (30) days) notify the Indemnifying Party in writing (the “Third Party Claim Notice”) of the Third Party Claim stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

(b) The Indemnifying Party shall have fifteen (15) days after receipt of the Third Party Claim Notice to undertake, conduct and control, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, and subject to Section 7.3, at the Indemnifying Party’s sole expense, the settlement or defense thereof; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim, if (i) the Third Party Claim seeks only an injunction or other equitable relief, (ii) the Indemnified Party shall have been advised by counsel in writing that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable written opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, or (iii) the Indemnifying Party shall not have assumed the defense of the Third Party Claim in a timely fashion.

(c) If the Indemnifying Party shall assume the defense of a Third Party Claim as provided herein, the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith. The Indemnifying Party shall permit the Indemnified Party to participate in the settlement or defense of such claim through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party. The Indemnified Party shall not consent to the entry of any judgment, pay or settle such Third Party Claim without the prior written consent of the Indemnifying Party which consent will not be unreasonably withheld or delayed. If the Indemnifying Party exercises its right to assume the defense of a Third Party Claim, the Indemnifying Party shall not consent to the entry of any judgment, pay or make any settlement of any claims without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If a written offer is made to settle any Third Party Claim involving solely the payment of monetary relief to such third party, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such Third Party Claim; (ii) the maximum liability of the Indemnifying Party relating to such Third Party Claim shall be the amount of the proposed settlement plus any reasonable attorneys’

fees and legal costs and expenses incurred prior to the rejection of such settlement by the Indemnified Party that are the responsibility of the Indemnifying Party pursuant to the terms hereof; and (iii) the Indemnified Party shall pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party.

7.6 Transfer Taxes. The Buyer shall be liable for and shall pay all excise, sales, use (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes which may be imposed in connection with the transactions contemplated by the Agreement, together with any interest, additions or penalties with respect thereto (“Transfer Taxes”). Each party hereto hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

7.7 Mitigation. Notwithstanding anything in the Agreement to the contrary, the amount of any Damages otherwise payable to an Indemnified Party shall be reduced by the amount of insurance proceeds received by such Indemnified Party (after giving effect to deductibles or self insured or co-insurance payments made or premium payments made on such insurance) as compensation for the Damages. To the extent insurance recoveries are available under any insurance policy may be claimed with respect to any specific Damages, the Indemnified Party will undertake a good faith effort to make a claim under such insurance policy (provided making such claim is commercially reasonable, taking into account considerations including, but not limited to, the potential for increased premiums). To the extent an Indemnified Party receives a payment for any Damages from a third party after having recovered for such Damages from the Indemnifying Party, the Indemnified Party will tender to the Indemnifying Party who made such initial payment an amount equal to the amount recovered from the third party, less all costs and expenses incurred by the Indemnified Party in recovering such amounts, insurance deductibles, co-insurance payments or similar costs and expenses.

7.8 Exclusive Remedy. Other than for the breach of any Post-Closing Covenants made by the parties, the indemnification provided in this Article VII will, absent fraud, constitute the exclusive remedy of the Buyer Indemnitees or the Seller Indemnitees, as the case may be, and their respective assigns from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from this Agreement. The parties each hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party’s Affiliates, to the contrary.

7.9 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its Affiliates will be liable to any other party or its Affiliates for any Damages other than direct, compensatory Damages. Each party agrees that it is not entitled to recover and hereby waives any claim with respect to, and will not seek, indirect, lost profit, consequential, punitive or any other special Damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement

7.10 No Double Recovery. Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no party shall be entitled to recover the amount of any Damages suffered by such party more than once, regardless of whether such Damages may be as a result of a breach of more than one representation or warranty or covenant. Moreover, notwithstanding anything in this Agreement to the contrary, if a matter for which the Buyer would otherwise be entitled to indemnification under this Agreement is reserved for or otherwise included in the Final Net Working Capital, then the Buyer shall not be able to recover for such item to the extent it was so reserved or accrued.

7.11 Adjustments to Purchase Price. Any payments made pursuant to this Article VII shall be consistently treated as adjustments to Purchase Price for all Tax purposes by the parties.

7.12 Escrow Arrangements.

(a) As described in Sections 1.2(e) and 6.4, at the Closing, the Buyer shall transfer to the Escrow Agent the Escrow Amount, which shall be available to compensate for Damages incurred by Buyer Indemnitees and subject to indemnification by the Sellers pursuant to Section 7.2.

(b) Subject to the following requirements, the BC Holding Escrow Amount shall be disbursed as follows:

(i) On June 30, 2007, if the remaining amount of the BC Holding Escrow Amount less BC Holding’s share of any pending claims by the Buyer under Article VII and Section 1.3(d) is greater than or equal to One Million Two Hundred Sixty Nine Thousand Nine Hundred Dollars ($1,269,900) (“Half BC Holding Escrow Amount”), then BC Holding will receive Half BC Holding Escrow Amount. If, on June 30, 2007, the remaining amount of the BC Holding Escrow Amount less BC Holding’s share of any pending claims by the Buyer under Article VII and Section 1.3(d) is less than Half BC Holding Escrow Amount, then BC Holding will receive an amount equal to the remaining BC Holding Escrow Amount less BC Holding’s share of any pending claims by the Buyer under Article VII and Section 1.3(d), if any.

(ii) On December 31, 2007 any remaining amount of the BC Holding Escrow Amount in excess of the amount of BC Holdings share of any pending claims made by the Buyer under Section 1.3(d) and Section 7.2 shall be disbursed to BC Holding; and

(iii) With respect to any BC Holding Escrow Amount retained by the Escrow Agent under Section 7.12(b)(ii) in respect of an pending claim for indemnification, upon resolution of any such pending claim, the Buyer and BC Holding shall deliver written instructions to the Escrow Agent indicating the amount, if any, to be disbursed to the Buyer in respect of such claim and that the balance of the remaining BC Holding Escrow Amount in respect of such claim shall be disbursed to BC Holding.

(c) Subject to the following requirements, the Onslow Escrow Amount shall be disbursed as follows:

(i) On December 31, 2007 any remaining amount of the Onslow Escrow Amount in excess of the amount of Onslow’s share any pending claims made by the Buyer under Section 1.3(d) and Section 7.2 shall be disbursed to Onslow; and

(ii) With respect to any Onslow Escrow Amount retained by the Escrow Agent under Section 7.12(c)(i) in respect of an pending claim for indemnification, upon resolution of any such pending claim, the Buyer and Onslow shall deliver written instructions to the Escrow Agent indicating the amount, if any, to be disbursed to the Buyer in respect of such claim and that the balance of the remaining Onslow Escrow Amount in respect of such claim shall be disbursed to Onslow.

(d) To the extent that the Buyer has the right to indemnification from either Seller pursuant to Section 7.2, as long as and to the extent that the Escrow Amount is available, such indemnifiable claims shall first be satisfied by disbursements from the Escrow Amount.

(e) Any and all accrued interest on the Escrow Amount shall belong to and shall be paid as follows: 51% to BC Holding and 49% to Onslow, as applicable, on a quarterly basis.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing, as follows, and in no other manner:

(a) By agreement of the Buyer on the one hand, and the Sellers’ Representative on the other hand.

(b) By the Buyer by written notice to the Sellers if the Closing shall not have occurred by September 15, 2006; provided, however, that the Buyer may not terminate this Agreement pursuant to this clause (b) if the failure of the applicable condition in Article V to be satisfied results from the breach of any covenant or agreement in this Agreement by the Buyer.

(c) By the Sellers’ Representative by written notice to the Buyer if the Closing has not occurred by September 15, 2006; provided, however, that the Sellers’ Representative may not terminate this Agreement pursuant to this clause (c) if the failure of the applicable condition in Article VI to be satisfied results from the breach of any covenant in this Agreement by the Company or any Seller.

8.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 8.1, all obligations of the parties hereto under this Agreement shall terminate without further liability or obligation of either party to another, except for the obligations set forth in Sections 4.5 (Publicity) and 4.7 (Confidentiality) and Article IX (General Provisions), provided, however, that the parties shall remain obligated for any breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Expenses; Sellers’ Obligations.

(a) Except as otherwise provided in this Agreement, all expenses (including: legal, due diligence, accounting and investment banking fees and expenses) incurred pursuant to this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expense; provided that the Sellers shall be responsible for all expenses of the Company or the Subsidiary incurred for services performed for the benefit of the Sellers in connection with the transactions contemplated by this Agreement.

(b) All obligations of the Sellers under this Agreement, to the extent not otherwise allocated herein, shall be borne by each Seller as follows: 51% by BC Holding and 49% by Onslow.

9.2 Further Assurances. Each party hereto agrees to use such party’s reasonable best efforts to cause the conditions to such party’s obligations herein set forth to be satisfied at or prior to the Closing insofar as such matters are within its control. Each of the parties agrees to execute and deliver any and all further agreements, documents or instruments reasonably necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by any other party to evidence its rights hereunder.

9.3 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Sellers and the Buyer. No waiver by any party of any default, misrepresentation, or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.4 Notices. Any notices hereunder shall be deemed sufficiently given by one party to another only if in writing and if and when delivered or tendered by personal delivery or as of five (5) business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, twenty-four (24) hours after deposit with an overnight courier if delivered on a business day (or the next succeeding business day thereafter), or five (5) hours after confirmation of delivery by facsimile on a business day (or the next succeeding business day thereafter), addressed as follows:

If to the Buyer, or, following the Closing, the Company or the Subsidiary:

Infonxx, Inc.

655 Madison Avenue, 21st Floor

New York, New York 10021

Attention:	Global General Counsel
Zachary Green, Esq.

Telephone: (212) 909-8270

Telecopy: (212) 909-8284

With copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:   Gary Horowitz, Esq.

Telephone:  (212) 455-7113

Telecopy:    (212) 455-2502

If to the Sellers, or, prior to the Closing, the Company or the Subsidiary:

BC Holding III Corporation

c/o Platinum Equity, LLC

360 North Crescent Drive

South Building

Beverly Hills, CA 90210

Attention: Eva M. Kalawski, Esq.

Telephone: (310) 712-1850

Facsimile: (310) 712-1863

Onslow Holdings, LLC

19 La Cintilla

Orinda, CA 94563

Attention: Stephen B. Baus

Telephone: (925) 386-0007

Facsimile:   (925) 386-0000

with a copy to:

Bingham McCutchen LLP

355 South Grand Avenue, Suite 4400

Los Angeles, CA 90071

Attention: Cynthia Dunnett, Esq.

Telephone: (213) 680-6400

Telecopy:   (213) 680-6499

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 9.4. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is given. Any party may unilaterally change any one or more of the addresses to which a notice to the party or its representative is to be delivered or mailed, by written notice to the other party hereto given in the manner stated above.

9.5 Successors and Assigns, No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and permitted assigns. Notwithstanding the foregoing, the rights and obligations of the parties hereunder are not assignable (by agreement, operation of law or otherwise) to another Person without the prior written consent of all other parties hereto; provided, however, that the Buyer may assign its rights hereunder to Infonxx Operating Company, its wholly owned subsidiary, but no such assignment shall relieve the Buyer of any obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and permitted assigns, any right or remedy under or by reason of this Agreement.

9.6 Sellers’ Representative. Each Seller hereby authorizes, directs and appoints BC Holding to act as sole and exclusive agent, attorney-in-fact and representative (the “Sellers’ Representative”) and authorizes and directs the Sellers’ Representative to (i) take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses on behalf of the Sellers and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Sellers; (ii) exercise such other rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative pursuant to this Agreement; and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s capacity. Each Seller agrees that the Sellers’ Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the transactions contemplated hereby or thereby, except for such actions taken or omitted to be taken resulting from the Sellers’ Representative’s willful misconduct. Each Seller agrees that it will not make any claim against Buyer for actions taken by Buyer at the direction of the Sellers’ Representative in connection with this Agreement.

9.7 Entire Agreement. This Agreement, including the annexes, schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

9.8 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity, prohibition or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereto agree that any action, suit, counterclaim or proceeding (“Proceeding”) arising out of the transactions contemplated by this Agreement shall be commenced and litigated exclusively in the state and Federal courts located in the city of New York, State of New York. Each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the Federal and state courts in the State of New York for any Proceeding (and each such party agrees not to commence any Proceeding, except in such courts), (ii) waives any objection to the laying of venue of any Proceeding in the courts of the State of New York, and (iii) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any court of the State of New York has been brought in an improper or otherwise inconvenient forum.

(b) THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

9.10 Incorporation of Recitals, Schedules and Annexes. The recitals, exhibits and Schedules referred to herein and attached hereto are hereby incorporated herein and made a part hereof as if fully set forth herein.

9.11 Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Unless otherwise expressly provided, (a) the word “including” also means “including, without limitation” and does not limit the preceding words or terms, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (c) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, and (d) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

9.12 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.

[Next page is signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

SELLERS:	BC HOLDING III CORPORATION

	By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President & Secretary

ONSLOW HOLDINGS, LLC

By:	/s/ Stephen B. Baus
Name: Stephen B. Baus
Title: Managing Director

BUYER:	INFONXX, INC.

	By:	/s/ Zachary Green
Name: Zachary Green
Title: Global General Counsel

IN WITNESS WHEREOF, the undersigned has executed this Purchase Agreement as to its obligations in Section 4.12 and Section 4.15 only, as of the day and year first above written.

PLATINUM EQUITY, LLC

By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Executive Vice President General Counsel & Secretary

IN WITNESS WHEREOF, the undersigned has executed this Purchase Agreement as to its obligations in Section 4.16 only, as of the day and year first above written.

STEPHEN B. BAUS

/s/ Stephen B. Baus
Name: Stephen B. Baus

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Acceptance Notice” shall have the meaning set forth in Section 1.3(b).

“Affiliate” means, with respect to any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“AT&T” shall mean ATT Corp.

“Bank Debt” shall mean all amounts owed by the Company or the Subsidiary under sub-clause (i) of the definition of “Net Debt” to Lubbock National Bank.

“BC Holding” shall have the meaning set forth in the preamble.

“BC Holding Escrow Amount” shall have the meaning set forth in Section 1.2(e)(i).

“Benefit Plans” shall have the meaning set forth in Section 2.12(b).

“Business” means the business conducted by the Company and the Subsidiary, as the context requires or implies, as of the Closing Date, which is the business process outsourcing and private label outsourced call center functions, including directory assistance, customer relationship management and operator services.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer’s Statement” shall have the meaning set forth in Section 1.3(b).

“Buyer Indemnitees” shall have the meaning set forth in Section 7.2(a).

“Capital Lease Liabilities” means all liabilities of the Company and the Subsidiary characterized as capital leases in accordance with GAAP.

“Class A Interests” shall have the meaning set forth in the recitals hereto.

“Class A Interest Closing Consideration” shall have the meaning set forth in Section 1.2(b)(i).

“Class B Interests” shall have the meaning set forth in the recitals hereto.

“Class B Interest Closing Consideration” shall have the meaning set forth in Section 1.2(b)(ii).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Consideration” shall have the meaning set forth in Section 1.2(b).

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall mean Operator Service Company, LLC, a Delaware limited liability company.

“Company Intellectual Property Rights” shall have the meaning set forth in Section 2.16(a).

“Confidential Information” shall have the meaning set forth in Section 4.7.

“Continuation Period” shall have the meaning set forth in Section 4.14(a).

“Current Employees” shall have the meaning set forth in Section 4.14(a).

“Damages” means all losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other liabilities of any kind or nature whatsoever, including without limitation reasonable attorneys’, accountants’ and experts’ fees.

“Dispute Notice” shall have the meaning set forth in Section 1.3(b).

“Environmental Laws” shall have the meaning set forth in Section 2.17.

“ERISA” shall have the meaning set forth in Section 2.12(b).

“Escrow Agreement” shall mean the escrow agreement by and among the Sellers, the Buyer and the Escrow Agent, dated as of the date of the Closing and substantially in the form attached hereto as Exhibit C.

“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

“Escrow Amount” shall have the meaning set forth in Section 1.2(e).

“Estimated Net Debt” shall have the meaning set forth in Section 1.3(a).

“Financial Statements” shall have the meaning set forth in Section 2.5.

“Final Net Working Capital” shall mean the Net Working Capital on the Closing Date as determined pursuant to Section 1.3(b) and Section 1.3(c).

“Final Net Debt” shall mean the Net Debt on the Closing Date as determined pursuant to Section 1.3(b) and Section 1.3(c).

“GAAP” shall have the meaning set forth in Section 1.3(b).

“Governmental Entity” means any court, administrative agency, department or commission or other governmental body, agency, authority, official or instrumentality, domestic or foreign, Federal, state or local.

“Government Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from foreign, federal, state or local governments or governmental agencies or other similar rights.

“Half BC Holding Escrow Amount” shall have the meaning set forth in Section 7.12(b)(i).

“Hazardous Materials” means any and all hazardous substances, hazardous wastes, hazardous materials, wastes, solid wastes, pollutants or contaminants identified and/or regulated under any Environmental Law, including, but not limited to, substances or materials identified or regulated as flammable, ignitable, toxic, reactive, corrosive or radioactive materials, asbestos building materials, PCBs, petroleum hydrocarbons and used oil.

“Indemnified Party” means any party entitled to be indemnified pursuant to Article VII hereof.

“Indemnifying Party” means any party obligated to provide indemnification pursuant to Article VII hereof.

“Independent Auditor” shall have the meaning set forth in Section 1.3(c).

“Intellectual Property Rights” shall mean all of the following in any jurisdiction throughout the world: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, trade names, corporate names and logos and Internet domain names and registrations and applications for registration thereof; (iii) copyrights and copyrightable works and registrations and applications for registration thereof; (iv) database rights; (v) trade secrets, confidential information, know-how and inventions; (vi) computer software; and (vii) all other intellectual property rights.

“Interests” shall have the meaning set forth in the recitals hereto.

“IRS” shall have the meaning set forth in Section 2.12(c).

“Knowledge of the Sellers” shall mean the actual knowledge of each of Stephen B. Baus, Charlie Anderson, Steve Ross, Paula Smith, Jill Froman, Scott McCarthy and Bob Wymbs.

“Leased Real Property” shall have the meaning set forth in Section 2.7(a).

“Leases” shall have the meaning set forth in Section 2.7(a).

“Licenses” shall have the meaning set forth in Section 2.11.

“Liens” shall have the meaning set forth in Section 2.6(e).

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on, or any event, fact, circumstance or condition that has had a material adverse effect on, the business, operations, assets, financial condition, operating results, or liabilities of the Company and the Subsidiary or the Business, taken as a whole, other than any event, change, circumstance or effect relating (i) to the United States economy in general, or the economy of any foreign country in general in which the Company participates, (ii) in general to the industries in which the Company and the Subsidiary operate the Business and not disproportionately affecting the Business, (iii) to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) to the announcement of this Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (v) to any outbreak or escalation of hostilities, war or act of terrorism involving the United States.

“Material Contracts” shall have the meaning set forth in Section 2.7(a).

“Net Debt” shall mean the amount equal to (i) any indebtedness of the Company and the Subsidiary as of the Closing for borrowed money that is evidenced by a note, bond, debenture or similar instrument (plus any accrued interest and any prepayment premiums, penalties, breakage costs or other similar obligations in respect thereof), if any, plus  (ii) any capitalized lease liabilities of the Company and the Subsidiary as of the Closing minus (iii) the amount of any cash or cash equivalents, as such terms are defined under GAAP, that is held by the Company or the Subsidiary as of the Closing, each as determined in accordance with GAAP consistent with past practice and calculated on a consistent basis with the internal policies used to prepare the Financial Statements. For the avoidance of doubt, the amounts paid to the Company pursuant to Section 1.2(d) shall be included in the calculation of Estimated Net Debt and Net Debt as of the Closing Date; provided, however, that outstanding checks associated with the Participation Plan shall be taken into account for determining cash when making such calculations.

“Net Working Capital” shall mean (i) current assets of the Company and the Subsidiary less (ii) current liabilities of the Company and the Subsidiary (excluding for the purposes of both sub-clause (i) and (ii) the applicable items of Net Debt (i.e. cash and cash equivalents are excluded from current assets) and excluding for the purposes of sub-clause (ii) fees and expenses incurred by the Company relating to or in connection with the regulatory filings relating to the transactions contemplated by this Agreement and approved or directed by the Buyer or the Buyer’s counsel), all as determined in accordance with GAAP consistently applied and calculated on a consistent basis with the internal policies used to prepare the Financial Statements.

“Onslow” shall have the meaning set forth in the preamble.

“Onslow Escrow Amount” shall have the meaning set forth in Section 1.2(e)(ii).

“Participation Plan” shall have the meaning set forth in Section 1.2(d).

“Participation Plan Payments” shall have the meaning set forth in Section 1.2(d).

“Permitted Liens” means (i) Liens for Taxes not delinquent or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the face of the Closing Balance Sheet reflecting the full amount of such contested Taxes, (ii) statutory landlord’s, mechanic’s, materialmen’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent, (iii) with respect to any owed or leased real property, easements, covenants and other restrictions of record, (iv) rights reserved to any Governmental Entity to regulate the affected assets, including zoning laws and ordinances which are not violated by the current use or occupancy of such real property or the operation of the Business thereon, (v) purchase money liens and liens securing rental payments under any Capital Lease Liabilities, (vi) notice filings with respect to equipment leases or other leases of personal property and (vii) any other Lien that is immaterial with respect to the asset that it encumbers.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Platinum” shall have the meaning set forth in Section 4.12.

“Pre-Closing Covenants” shall mean, with respect to either the Buyer or the Sellers, covenants and other agreements that are obligations that are to be performed prior to the Closing.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 4.9(a).

“Post-Closing Covenants” shall mean, with respect to either the Buyer or the Sellers, covenants and other agreements that have obligations that are to be performed after the Closing.

“Proceeding” shall have the meaning set forth in Section 9.9.

“Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Records” shall have the meaning set forth in Section 4.6.

“Review Period” shall have the meaning set forth in Section 1.3(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Sellers” shall have the meaning set forth in the preamble hereto.

“Seller Indemnitees” shall have the meaning set forth in Section 7.2(c).

“Sellers’ Representative” shall have the meaning set forth in Section 9.6.

“Straddle Period” shall have the meaning set forth in Section 4.9(i).

“Subsidiary” shall mean EAS Penticton Call Center ULC.

“Survival Date” shall have the meaning set forth in Section 7.1(a).

“Target Amount” shall mean $2,000,000.

“Tax” means any United States federal, state, local, or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, escheat, abandoned property, unclaimed property, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalty, or addition hereto, whether disputed or not.

“Tax Matter” shall have the meaning set forth in Section 4.9(d).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement required to be supplied to any taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 7.5(a).

“Third Party Claim Notice” shall have the meaning set forth in Section 7.5(a).

“Top 20 Customers” shall have the meaning set forth in Section 2.21.

“Transfer Taxes” shall have the meaning set forth in Section 7.6.